UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                           Commission File Number:  001-10857
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(Check One):
   [ ] Form 10-K  [X] Form 11-K  [ ] Form 20-F  [ ] Form 10-Q  [ ] Form N-SAR

         For Period Ended:   December 31, 2001
                             -----------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                           --------------------

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           Nothing in this form shall be construed to imply that
       the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

THE WARNACO GROUP, INC.
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Full Name of Registrant

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Former Name if Applicable

90 PARK AVENUE
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Address of Principal Executive Office (Street and Number)

NEW YORK, NEW YORK 10016
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City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in Part III
                  of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report, semi-annual report,
                  transition report on Form 10-K, Form 20-F, 11-K, Form
                  N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
                  or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                  and

[ ]      (c)      The accountant's statement or other exhibit required
                  by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

         The registrant's Form 11-K cannot be filed within the prescribed time period due to administrative difficulties in obtaining information from the plan trustee necessary for the registrant's auditors to complete their audit of the benefit plan that is the subject of the Form 11-K.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stanley P. Silverstein           (212) 370-8455
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         (Name)                           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


         [ ] Yes [X] No                     Quarterly Report on Form 10-Q
                                            for the quarter ended April
                                            6, 2002, filed by The Warnaco
                                            Group, Inc.

                                            Annual Report on Form 10-K for
                                            the fiscal year ended January
                                            5, 2002, filed by The Warnaco
                                            Group, Inc.

                                            Quarterly Report on Form 10-Q
                                            for the quarter ended October
                                            6, 2001, filed by The Warnaco
                                            Group, Inc.

                                            Quarterly Report on Form 10-Q
                                            for the quarter ended July 7,
                                            2001, filed by The Warnaco
                                            Group, Inc.
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes           [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          THE WARNACO GROUP, INC.
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                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 1, 2002                By:     /s/ Stanley P. Silverstein
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                                            Stanley P. Silverstein
                                            VICE PRESIDENT, GENERAL COUNSEL AND
                                            SECRETARY

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                 ATTENTION
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         Intentional misstatements or omissions of fact constitute
              Federal Criminal Violations (See 18 U.S.C. 1001)
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